EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Pulte Homes, Inc. relating to the registration of shares of common stock of Pulte Homes, Inc., of our report dated June 26, 2009, with respect to the financial statements and schedule of the Centex Corporation Saving for Retirement Plan (formerly Profit Sharing and Retirement Plan of Centex Corporation) included in Centex Corporation’s Annual Report (Form 11-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Dallas, Texas
August 14, 2009